Exhibit 99.1

CONTACT:
David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports 2010 Second Quarter GAAP and Core Net Income
increase of 49% and 25%, Respectively, From Prior Year Comparable Quarter; Total
Delinquent Loans Show Stability
Second quarter 2010 highlights

•	Core earnings per common share was $0.27, which matched core earnings achieved for the three months ended March 31, 2010 and in the comparable prior year period.

•	Core earnings per common share increased $0.06, or 12.8%, to $0.53 for the six months ended June 30, 2010 from $0.47 earned in the comparable prior year period.

•	GAAP earnings per common share was $0.25, an increase of 25% from the comparable prior year quarter.

•	The net interest margin decreased three basis points on a linked quarter basis to 3.36% from 3.39% due to an increase in non-performing loans.

•
Record core pre provision pre tax (“PPPT”) earnings of $18.3 million, a $0.1 million, or a 0.7% increase on a linked quarter basis and a $2.4 million, or 15.0% increase as compared to the comparable prior year quarter. (See page 10 for a reconciliation of core PPPT earnings to GAAP earnings before taxes)

•	Total loans 30 days or more delinquent increased $1.7 million from the linked quarter, which represents the smallest quarterly increase in our delinquencies in over two years.

•	Net charge-offs were 0.26% of average loans.

•	Recorded a $5.0 million provision for loan losses.

•	Recorded an other-than-temporary impairment (“OTTI”) charge of $1.0 million on a pooled trust preferred security.

•	Non-performing assets increased $20.5 million on a linked quarter basis to $119.1 million at June 30, 2010.

•	Regulatory capital ratios were 9.00% for core capital and 13.83% for risk-weighted capital at June 30, 2010.

•	Book value per common share increased to $12.15 at June 30, 2010.

•	Tangible common equity to tangible assets increased to 8.57% at June 30, 2010.

LAKE SUCCESS, NY – July 20, 2010 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three and six months ended June 30, 2010.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report strong core net income for the second quarter of 2010, which rose 25% over the same quarter last year to $8.1 million.  Net income under GAAP posted a stronger gain of 49% over the same quarter last year coming in at $7.7 million. Year over year increases in shares outstanding kept core diluted earnings per common share for the second quarter of 2010 at $0.27, the same as the prior year comparable quarter. Our strong operating performance for the second quarter of 2010 was driven by strong net interest income of $33.4 million, an increase of $4.5 million, or 15.6%, from the comparable prior year quarter. The net interest margin for the second quarter of 2010 was 3.36%, an increase of 38 basis points from the prior year comparable quarter of 2.98%.

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Flushing Financial Corporation
July 20, 2010

“Our net interest margin for the second quarter of 2010 represents a three basis point decline from the first quarter of 2010. This was due to adjustments recorded for non-accrual loans. The effect of the increase in non-accrual loans during the second quarter of 2010 reduced the net interest margin by six basis points. Excluding the effect of interest accrual adjustments for non-accruing loans in both linked quarters of 2010 shows an improvement in net interest margin of seven basis points for the current quarter.

“The second quarter showed mixed credit results.  Non-performing loans increased $19.7 million from March 31, 2010. Included in the increase in non-accrual loans is a construction loan for $9.8 million. The project is near completion and we have a recent appraisal that indicates we should recover our full loan balance. The build-up of non-performing loans is influenced by a lengthy foreclosure process in our markets, which in some instances has resulted in loans remaining delinquent for as long as two years before we can obtain title to the underlying collateral. Once we have obtained title, we have been successful selling the properties, often within the same quarter.

“On a positive note, however, loans 30 days or more delinquent and classified loans showed little or no increase. The small delinquency increase is the lowest quarterly increase in over two years. Charge-offs once again remained extremely low at 26 basis points, reinforcing our confidence in the underlying collateral values of income producing properties in our primary market, the New York Metropolitan area.  The majority of our non-performing loans are multi-family and mixed-use mortgage loans that continue to show low vacancy rates for rent stabilized units, thereby retaining more of their value. We anticipate that we will continue to see low loss content in this portfolio that constitutes the majority of non-performing loans. Consistent with last quarter we recorded a $5.0 million provision for loan losses increasing our allowance to 79 basis points of total loans.

“While we have continued to modestly grow our balance sheet and loan portfolio, we continued to emphasize developing quality customer relationships in consumer, business and government banking. Our product expansion undertaken over the past several years continues to result in growth in our core deposits, which increased $75.1 million during the second quarter of 2010, and $124.8 million during the first half of 2010. This has allowed us to reduce our dependence on higher-costing certificates of deposit and borrowed funds, which combined declined $36.4 million during the first half of 2010. The change in our funding mix combined with a favorable interest rate environment has resulted in a reduction of our cost of funds to 2.53% for the second quarter of 2010 from 2.96% in the fourth quarter of 2009.

“Our strong capital, our ability to grow core deposits, and our traditionally strong credit discipline have enabled us to increase net income in spite of the extreme economic challenges we face.  With an improving economic landscape and our expanded product base, we feel confident that the rest of 2010 will provide additional opportunities for growth, as some competitors continue to deal with the challenges of weakened profitability.

 “The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-weighted capital ratios of 9.00% and 13.83%, respectively, at June 30, 2010.”

Core earnings, which exclude the effects of net gains and losses from fair value adjustments, OTTI charges, net gains from the sale of securities, and certain non-recurring items, was $8.1 million for the three months ended June 30, 2010, an increase of $1.6 million, or 25.0%, from $6.5 million in the comparable prior year period.  Core earnings per diluted common share were $0.27 for the three months ended June 30, 2010, unchanged from the comparable prior year period.  Core diluted earnings per common share were unchanged as the 25.0% increase in core net income was offset by the net effect of a 46.7% increase in common shares used in the computation of core earnings per common share and the redemption of preferred stock in October 2009. These additional shares were issued in the common stock offering completed in September 2009.

Core earnings during the six months ended June 30, 2010 was $16.2 million, or $0.53 per diluted common share, an increase of $4.7 million, or $0.06 per diluted common share from the $11.5 million, or $0.47 per diluted share, for the six months ended June 30, 2009. Core diluted earnings per common share increased 12.8% as compared to an increase of 40.5% in core net income primarily due to the net effect of the common stock offering as discussed above.

For a reconciliation of core earnings and core earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP earnings per common share, please refer to the tables in the section titled Reconciliation of GAAP and Core Earnings.

The Company elected to reclassify owner-occupied commercial loans that were originated by the Business Banking Department prior to January 1, 2010, from commercial real estate loans to commercial business loans.  All loan originations of this type from January 1, 2010 forward have been and will be reported as commercial business loans.  These loans are underwritten using the same underwriting standards used to originate unsecured business loans, with the mortgage obtained as additional collateral.  Based upon the underwriting standards used to originate the loans, it is more appropriate to report the loans as commercial business loans. Prior period amounts have been adjusted to reflect this change.

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Flushing Financial Corporation
July 20, 2010

Earnings Summary - Three Months Ended June 30, 2010

Net income for the three months ended June 30, 2010 was $7.7 million, an increase of $2.5 million or 48.6%, as compared to $5.2 million for the three months ended June 30, 2009. Diluted earnings per common share were $0.25 for the three months ended June 30, 2010, an increase of $0.05, or 25.0%, from $0.20 for the three months ended June 30, 2009.

Return on average equity was 8.3% for the three months ended June 30, 2010 compared to 6.7% for the three months ended June 30, 2009. Return on average assets was 0.7% for the three months ended June 30, 2010 compared to 0.5% for the three months ended June 30, 2009.

For the three months ended June 30, 2010, net interest income was $33.4 million, an increase of $4.5 million, or 15.6%, from $28.9 million for the three months ended June 30, 2009. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $96.0 million, to $3,977.7 million for the quarter ended June 30, 2010, combined with an increase in the net interest spread of 40 basis points to 3.20% for the quarter ended June 30, 2010 from 2.80% for the quarter ended June 30, 2009. The yield on interest-earning assets decreased 27 basis points to 5.73% for the three months ended June 30, 2010 from 6.00% in the three months ended June 30, 2009. However, this was more than offset by a decline in the cost of funds of 67 basis points to 2.53% for the three months ended June 30, 2010 from 3.20% for the comparable prior year period. The net interest margin improved 38 basis points to 3.36% for the three months ended June 30, 2010 from 2.98% for the three months ended June 30, 2009. Excluding prepayment penalty income, the net interest margin would have been 3.33% and 2.94% for the three month periods ended June 30, 2010 and 2009, respectively.

The decline in the yield of interest-earning assets was primarily due to a 35 basis point reduction in the yield of the loan portfolio to 6.05% for the quarter ended June 30, 2010 from 6.40% for the quarter ended June 30, 2009. The decrease was primarily due to a decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio declined 38 basis points to 6.09% for the three months ended June 30, 2010 from 6.47% for the three months ended June 30, 2009.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 31 basis points to 6.05% for the three months ended June 30, 2010 from 6.36% for the three months ended June 30, 2009. The decline in the yield of interest-earning assets was partially offset by an increase of $189.4 million in the average balance of the loan portfolio to $3,241.1 million for the three months ended June 30, 2010, combined with an $88.4 million decline in the average balance of the lower yielding securities portfolio for the three months ended June 30, 2010, which has a lower yield than the yield of total interest-earning assets.

The decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and the Bank’s focus on increasing lower costing core deposits. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 53 basis points, 65 basis points, 54 basis points and 34 basis points respectively, for the quarter ended June 30, 2010 compared to the same period in 2009.  This resulted in a decrease in the cost of due to depositors of 68 basis points to 1.98% for the quarter ended June 30, 2010 from 2.66% for the quarter ended June 30, 2009. The cost of borrowed funds also decreased 22 basis points to 4.40% for the quarter ended June 30, 2010 from 4.62% for the quarter ended June 30, 2009. The combined average balances of lower-costing core deposits increased a total of $345.0 million for the quarter ended June 30, 2010 compared to the same period in 2009, while the average balance of higher-costing certificates of deposits decreased $107.4 million for the quarter ended June 30, 2010 compared to the comparable period in 2009.  The average balance of borrowed funds declined $188.9 million to $880.2 million for the quarter ended June 30, 2010 from $1,069.1 million for the quarter ended June 30, 2009, as the increase in deposits allowed us to decrease borrowed funds.

The net interest margin for the three months ended June 30, 2010 decreased three basis points to 3.36% from 3.39% for the quarter ended March 31, 2010. The yield on interest-earning assets decreased 12 basis points during the quarter, while the cost of interest-bearing liabilities decreased 10 basis points. Excluding prepayment penalty income, the net interest margin would have been 3.33% for the quarter ended June 30, 2010, a decrease of two basis points from 3.35% for the quarter ended March 31, 2010. The 12 basis point decline in the yield on interest-earning assets was primarily due to a decline in the rates earned on new originations combined with an increase in interest income reversed from non-accrual loans in the three months ended June 30, 2010 as compared to the three months ended March 31, 2010.

A provision for loan losses of $5.0 million was recorded for the quarter ended June 30, 2010, which was the same as recorded in the quarter ended June 30, 2009. During the three months ended June 30, 2010 non-performing loans increased $19.7 million to $111.3 million from $91.6 million at March 31, 2010. Net charge-offs for the quarter ended June 30, 2010 totaled $2.1 million.  Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York metropolitan market. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the level of non-performing loans, the current economic uncertainties, and the level of charge-offs, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for loan losses in the second quarter of 2010.

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Flushing Financial Corporation
July 20, 2010

Non-interest income for the three months ended June 30, 2010 was $1.7 million, a decrease of $0.6 million from $2.4 million for the three months ended June 30, 2009.  The decrease in non-interest income was primarily due to a loss of $31,000 recorded from fair value adjustments as compared to a gain of $0.7 million recorded in the comparable prior year period. The three months ended June 30, 2010 includes an OTTI charge of $1.0 million for a pooled trust preferred security, while the three months ended June 30, 2009 included an OTTI charge of $1.1 million for a private issue collateralized mortgage obligation (“CMO”).

Non-interest expense for the three months ended June 30, 2010 was $17.6 million, a decrease of $0.1 million from $17.7 million for the three months ended June 30, 2009. Employee salary and benefits increased $1.2 million, which is primarily attributed to the growth of the Bank and an increase in stock-based salary expense due to an increase in the stock price as compared to the prior year comparable period. Both professional services and other operating expense increased $0.2 million from the comparable prior year period due primarily to the growth of the Bank. Federal Deposit Insurance Corporation (“FDIC”) insurance decreased $2.0 million from the comparable prior year period, as the FDIC levied a $2.0 million special assessment during the three months ended June 30, 2009 to partially replenish the deposit insurance fund.  The efficiency ratio was 48.3% and 55.8% for the three months ended, June 30, 2010 and 2009, respectively.

Earnings Summary - Six Months Ended June 30, 2010

Net income for the six months ended June 30, 2010 was $15.7 million, an increase of $4.2 million or 36.5%, as compared to $11.5 million for the six months ended June 30, 2009. Diluted earnings per common share were $0.52 for the six months ended June 30, 2010, an increase of $0.06, or 13.0%, from $0.46 in the six months ended June 30, 2009.

Return on average equity was 8.6% for the six months ended June 30, 2010 compared to 7.5% for the six months ended June 30, 2009. Return on average assets was 0.8% for the six months ended June 30, 2010 compared to 0.6% for the six months ended June 30, 2009.

For the six months ended June 30, 2010, net interest income was $66.9 million, an increase of $12.0 million, or 21.8%, from $55.0 million for the six months ended June 30, 2009. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $105.3 million, to $3,965.0 million for the six months ended June 30, 2010, combined with an increase in the net interest spread of 55 basis points to 3.21% for the six months ended June 30, 2010.  The yield on interest-earning assets decreased 19 basis points to 5.79% for the six months ended June 30, 2010 from 5.98% for the six months ended June 30, 2009. However, this was more than offset by a decline in the cost of funds of 74 basis points to 2.58% for the six months ended June 30, 2010 from 3.32% for the comparable prior year period. The net interest margin improved 53 basis points to 3.38% for the six months ended June 30, 2010 from 2.85% for the six months ended June 30, 2009. Excluding prepayment penalty income, the net interest margin would have been 3.34% and 2.81% for the six month periods ended June 30, 2010 and 2009, respectively.

The decline in the yield of interest-earning assets was primarily due to a 25 basis point reduction in the yield of the loan portfolio to 6.12% for the six months ended June 30, 2010 from 6.37% for the six months ended June 30, 2009. The decrease was primarily due to a decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income. The yield on the mortgage loan portfolio declined 26 basis points to 6.18% for the six months ended June 30, 2010 from 6.44% for the six months ended June 30, 2009.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 25 basis points to 6.13% for the six months ended June 30, 2010 from 6.38% for the six months ended June 30, 2009. The decline in the yield of interest-earning assets was partially offset by an increase of $204.3 million in the average balance of the loan portfolio to $3,223.3 million for the six months ended June 30, 2010, combined with a $76.1 million decline in the average balance of the lower yielding securities portfolio for the six months ended June 30, 2010, which has a lower yield than the yield of total interest-earning assets.

The decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and the Bank’s focus on increasing lower costing core deposits. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 59 basis points, 84 basis points, 64 basis points and 48 basis points respectively, for the six months ended June 30, 2010 compared to the same period in 2009.  This resulted in a decrease in the cost of due to depositors of 81 basis points to 2.00% for the six months ended June 30, 2010 from 2.81% for the six months ended June 30, 2009. The cost of borrowed funds also decreased 26 basis points to 4.36% for the six months ended June 30, 2010 from 4.62% for the six months ended June 30, 2009. The combined average balances of lower-costing core deposits increased a total of $364.3 million for the six months ended June 30, 2010 compared to the same period in 2009, while the average balance of higher-costing certificates of deposits decreased $179.7 million for the six months ended June 30, 2010 from the comparable prior year period. The average balance of borrowed funds declined $126.6 million to $939.4 million for the six months ended June 30, 2010 from $1,066.0 million for the six months ended June 30, 2009, as the increase in deposits allowed us to decrease borrowed funds.

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Flushing Financial Corporation
July 20, 2010

A provision for loan losses of $10.0 million was recorded for the six months ended June 30, 2010, which was an increase of $0.5 million from $9.5 million recorded for the six months ended June 30, 2009. During the six months ended June 30, 2010 non-performing loans increased $25.5 million to $111.3 million from $85.9 million at December 31, 2009. Net charge-offs for the six months ended June 30, 2010 totaled $4.4 million. Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York metropolitan market. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the level of non-performing loans, the current economic uncertainties, and the level of charge-offs, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $10.0 million provision for loan losses in the six months ended June 30, 2010.

Non-interest income decreased $2.7 million, or 39.0%, for the six months ended June 30, 2010 to $4.3 million, as compared to $7.0 million for the six months ended June 30, 2009. A loss of $0.1 million attributed to changes in fair value adjustments were recorded for the six months ended June 30, 2010 compared to a gain of $3.1 million recorded for the six months ended June 30, 2009. This decrease was partially offset by increased income from Bank Owned Life Insurance of $0.1 million and Federal Home Loan Bank of New York stock dividend income of $0.1 million for the six months ended June 30, 2010 from the comparable prior year period. The six months ended June 30, 2010 includes an OTTI charge of $1.0 million for a pooled trust preferred security, while the six months ended June 30, 2009 included an OTTI charge of $1.1 million for a private issue CMO.

Non-interest expense for the six months ended June 30, 2010 was $35.5 million, an increase of $1.8 million, or 5.4%, from $33.7 million for the six months ended June 30, 2009. Employee salary and benefits increased $2.5 million, which is primarily attributed to the growth of the Bank and an increase in stock-based salary expense due to an increase in the stock price as compared to the prior year comparable period. Both professional services and other operating expense increased $0.3 million and $0.5 million, respectively, from the comparable prior year period due primarily to the growth of the Bank. FDIC insurance decreased $1.7 million from the comparable prior year period, primarily due to a $2.0 million special assessment  levied by the FDIC during the three months ended June 30, 2009 to partially replenish the deposit insurance fund. The efficiency ratio was 49.0% and 56.1% for the six months ended, June 30, 2010 and 2009, respectively.

Balance Sheet Summary

At June 30, 2010, total assets were $4,252.2 million, an increase of $108.9 million, or 2.6%, from $4,143.2 million at December 31, 2009. Total loans, net increased $62.3 million, or 1.9%, during the six months ended June 30, 2010 to $3,262.4 million from $3,200.2 million at December 31, 2009. Loan originations and purchases were $240.9 million for the six months ended June 30, 2010, a decrease of $3.7 million from $244.6 million for the six months ended June 30, 2009, as loan demand has declined due to the current economic environment and we tightened our underwriting standards during 2009 to ensure we continue to originate quality loans. At June 30, 2010, loan applications in process totaled $139.3 million, compared to $218.5 million at June 30, 2009 and $158.4 million at December 31, 2009.

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Flushing Financial Corporation
July 20, 2010

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $5.2 million and $14.5 million for the three months ended June 30, 2010 and 2009, respectively, and $7.0 million and $35.4 million for the six months ended June 30, 2010 and 2009, respectively.

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2010	2009	2010	2009
Multi-family residential	$50,370	$55,584	$88,775	$92,531
Commercial real estate	22,752	5,281	27,352	26,138
One-to-four family – mixed-use property	6,902	7,665	14,802	13,773
One-to-four family – residential	9,427	15,215	20,914	22,229
Co-operative apartments	191	-	407	-
Construction	3,148	4,735	3,980	10,016
Small Business Administration	2,164	169	2,453	1,281
Taxi Medallion	32,323	15,256	48,777	38,162
Commercial business and other loans	18,604	17,183	33,405	40,456
Total loan originations and purchases	$145,881	$121,088	$240,865	$244,586

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

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Flushing Financial Corporation
July 20, 2010

The following table shows non-performing assets at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2009
Loans 90 days or more past due and still accruing:
Multi-family residential	$279	$-	$-
Commercial real estate	-	-	471
One-to-four family - residential	-	4,111	2,784
Construction loans	-	428	-
Total	279	4,539	3,255

Troubled debt restructured:
Multi-family residential	4,007	476	478
Commercial real estate	-	1,434	1,441
One-to-four family - mixed-use property	208	1,085	575
Total	4,215	2,995	2,494

Non-accrual loans:
Multi-family residential	33,847	29,693	27,483
Commercial real estate	19,041	16,382	18,153
One-to-four family - mixed-use property	27,080	25,209	23,422
One-to-four family - residential	9,429	4,882	4,959
Co-operative apartments	-	78	78
Construction loans	13,530	3,730	1,639
Small business administration	1,145	1,041	1,232
Commercial business and other	2,778	3,068	3,151
Total	106,850	84,083	80,117

Total non-performing loans	111,344	91,617	85,866

Other non-performing assets:
Real estate acquired through foreclosure	3,004	1,793	2,262
Investment securities	4,728	5,118	5,134
Total	7,732	6,911	7,396

Total non-performing assets	$119,076	$98,528	$93,262

Loans delinquent 60 to 89 days were $33.1 million at June 30, 2010, an increase of $2.4 million from $30.7 million at March 31, 2010 and an increase of $7.7 million from $25.4 million at December 31, 2009.   Loans delinquent 30 to 59 days were $56.1 million at June 30, 2010, a decrease of $22.4 million from $78.5 million at March 31, 2010 and a decrease $16.2 million from $72.3 million at December 31, 2009.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Non-accrual loans and charge-offs for impaired loans have increased, primarily due to the current economic environment. The majority of the Bank’s non-performing loans are collateralized by residential income producing properties that are occupied, thereby retaining more of their value and reducing the potential loss. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. In the past year, the Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank’s non-performing assets were $119.1 million at June 30, 2010, an increase of $20.5 million from $98.5 million at March 31, 2010 and an increase of $25.8 million from $93.3 million at December 31, 2009. Total non-performing assets as a percentage of total assets were 2.80% at June 30, 2010 as compared to 2.36% at March 31, 2010 and 2.25% at December 31, 2009. The ratio of allowance for loan losses to total non-performing loans was 23% at June 30, 2010 as compared to 25% at March 31, 2010 and 24% at December 31, 2009.

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Flushing Financial Corporation
July 20, 2010

Non-performing investment securities include two pooled trust preferred securities with a combined market value of $4.7 million for which we currently are not receiving payments.

The Bank recorded net charge-offs for impaired loans of $2.1 million and $5.9 million during the three months ended June 30, 2010 and 2009, respectively and net charge-offs for impaired loans of $4.4 million and $6.1 million during the six months ended June 30, 2010 and 2009, respectively. The following table shows net loan charge-offs (recoveries) for the periods indicated by type of loan:

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2010	2009	2010	2009
Multi-family residential	$1,142	$1,524	$2,234	$1,532
Commercial real estate	192	16	332	16
One-to-four family – mixed-use property	465	706	825	706
One-to-four family – residential	25	55	94	55
Construction	-	407	862	407
Small Business Administration	(38)	264	252	497
Commercial business and other loans	336	2,881	(185)	2,888
Total net loan charge-offs (recoveries)	$2,122	$5,853	$4,414	$6,101

A loan is considered impaired when, based upon current information; we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan.  All non-accrual loans are considered impaired.  Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis based on updated cash flows for income producing properties or updated independent appraisals.  The loan balance of impaired mortgage loans is then compared to the properties updated estimated value and any balance over 90% of the loans updated estimated value is charged-off against the allowance for loan losses.

During the six months ended June 30, 2010 mortgage-backed securities increased $45.4 million, or 7.0%, to $693.9 million from $648.4 million at December 31, 2009. The increase in mortgage-backed securities during the six months ended June 30, 2010 was primarily due to purchases of $121.7 million combined with an increase in the fair value of $16.8 million.  These increases were partially offset by principal repayments of mortgage-backed securities of $92.0 million during the six months ended June 30, 2010. During the six months ended June 30, 2010, other securities increased $18.1 million, or 51.2%, to $53.4 million from $35.4 million at December 31, 2009. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.  During the six months ended June 30, 2010, there were $35.4 million in purchases and $13.8 million in calls of government agency securities.

Total liabilities were $3,872.6 million at June 30, 2010, an increase of $89.5 million, or 2.4%, from $3,783.1 million at December 31, 2009. During the six months ended June 30, 2010, due to depositors increased $207.1 million, or 7.8%, to $2,873.4 million, as a result of increases of $124.8 million in core deposits and of $82.2 million in certificates of deposit. Borrowed funds decreased $118.6 million as the increase in deposits allowed us to reduce our borrowed funds.

Total stockholders’ equity increased $19.5 million, or 5.4%, to $379.6 million at June 30, 2010 from $360.1 million at December 31, 2009. The increase is primarily due to net income of $15.7 million and an increase in other comprehensive income of $9.1 million for the six months ended June 30, 2010. The increase in other comprehensive income was primarily attributed to an increase in the fair value of securities held in the available for sale portfolio. These increases were partially offset by the declaration and payment of dividends on the Company’s common stock of $7.9 million.  Book value per common share was $12.15 at June 30, 2010 compared to $11.57 at December 31, 2009. Tangible book value per common share was $11.62 at June 30, 2010 compared to $11.03 at December 31, 2009.

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Flushing Financial Corporation
July 20, 2010

The Company did not repurchase any shares during the six months ended June 30, 2010 under its current stock repurchase program. At June 30, 2010, 362,050 shares remain to be repurchased under the current stock repurchase program.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting the net gain or loss recorded from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
(In thousands, except per share data)	2010	2009	2010	2010	2009

GAAP income before income taxes	$12,548	$8,560	$13,146	$25,694	$18,804

Net loss (gain) from fair value adjustments	31	(703)	103	134	(3,052)
Other-than-temporary impairment charges	988	1,140	-	988	1,140
Net gain on sale of securities	(23)	(23)	-	(23)	(23)
Partial recovery of WorldCom Inc.	(164)	-	-	(164)	-
FDIC Special Assessment	-	2,007	-	-	2,007

Core income before income taxes	13,380	10,981	13,249	26,629	18,876

Provision for income taxes for core income	5,245	4,475	5,207	10,451	7,365

Core net income	$8,135	$6,506	$8,042	$16,178	$11,511

GAAP diluted earnings per common share	$0.25	$0.20	$0.26	$0.52	$0.46

Net loss (gain) from fair value adjustments, net of tax	-	(0.02)	-	-	(0.08)
Other-than-temporary impairment charges, net of tax	0.02	0.03	-	0.02	0.03
Net gain on sale of securities, net of tax	-	-	-	-	-
Partial recovery of WorldCom, net of tax	-	-	-	-	-
FDIC Special Assessment, net of tax	-	0.05	-	-	0.05

Core diluted earnings per common share*	$0.27	$0.27	$0.27	$0.53	$0.47

* Core diluted earnings per common share may not foot due to rounding.

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Flushing Financial Corporation
July 20, 2010

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes is not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
(In thousands)	2010	2009	2010	2010	2009

GAAP income before income taxes	$12,548	$8,560	$13,146	$25,694	$18,804

Provision for loan losses	5,000	5,000	5,000	10,000	9,500
Net loss (gain) from fair value adjustments	31	(703)	103	134	(3,052)
Other-than-temporary impairment charges	988	1,140	-	988	1,140
Net gain on sale of securities	(23)	(23)	-	(23)	(23)
Partial recovery of WorldCom Inc.	(164)	-	-	(164)	-
FDIC Special Assessment	-	2,007	-	-	2,007

Core income before the provision for loan losses and income taxes	$18,380	$15,981	$18,249	$36,629	$28,376

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow –

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Flushing Financial Corporation
July 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$28,096	$28,426
Securities available for sale:
Mortgage-backed securities	693,863	648,443
Other securities	53,447	35,361
Loans:
Multi-family residential	1,214,834	1,158,700
Commercial real estate	682,467	686,210
One-to-four family ― mixed-use property	737,179	744,560
One-to-four family ― residential	251,843	249,920
Co-operative apartments	6,483	6,553
Construction	82,847	97,270
Small Business Administration	18,092	17,496
Taxi medallion	93,386	61,424
Commercial business and other	184,208	181,240
Net unamortized premiums and unearned loan fees	17,003	17,110
Allowance for loan losses	(25,910)	(20,324)
Net loans	3,262,432	3,200,159
Interest and dividends receivable	20,050	19,116
Bank premises and equipment, net	22,142	22,830
Federal Home Loan Bank of New York stock	41,605	45,968
Bank owned life insurance	70,569	69,231
Goodwill	16,127	16,127
Core deposit intangible	1,639	1,874
Other assets	42,217	55,711
Total assets	$4,252,187	$4,143,246

LIABILITIES
Due to depositors:
Non-interest bearing	$92,171	$91,376
Interest-bearing:
Certificate of deposit accounts	1,312,742	1,230,511
Savings accounts	415,843	426,821
Money market accounts	392,047	414,457
NOW accounts	660,600	503,159
Total interest-bearing deposits	2,781,232	2,574,948
Mortgagors' escrow deposits	32,327	26,791
Borrowed funds	941,640	1,060,245
Other liabilities	25,200	29,742
Total liabilities	3,872,570	3,783,102

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,237,662 shares and 31,131,059 shares issued at June 30, 2010 and December 31, 2009, respectively; 31,237,662 shares and 31,127,664 shares outstanding at June 30, 2010 and December 31, 2009, respectively)	312	311
Additional paid-in capital	188,223	185,842
Treasury stock, at average cost (None and 3,395 at June 30, 2010 and December 31, 2009, respectively)	-	(36)
Unearned compensation	(247)	(575)
Retained earnings	188,847	181,181
Accumulated other comprehensive income (loss), net of taxes	2,482	(6,579)
Total stockholders' equity	379,617	360,144

Total liabilities and stockholders' equity	$4,252,187	$4,143,246

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Flushing Financial Corporation
July 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Interest and dividend income
Interest and fees on loans	$48,993	$48,851	$98,677	$96,227
Interest and dividends on securities:
Interest	7,734	8,972	15,645	18,309
Dividends	203	366	403	778
Other interest income	9	14	22	57
Total interest and dividend income	56,939	58,203	114,747	115,371

Interest expense
Deposits	13,809	16,929	27,326	35,756
Other interest expense	9,690	12,353	20,476	24,638
Total interest expense	23,499	29,282	47,802	60,394

Net interest income	33,440	28,921	66,945	54,977
Provision for loan losses	5,000	5,000	10,000	9,500
Net interest income after provision for loan losses	28,440	23,921	56,945	45,477

Non-interest income
Other-than-temporary impairment ("OTTI") charge	(2,709)	(9,637)	(2,709)	(9,637)
Less: Non-credit portion of OTTI charge recorded in
Other Comprehensive Income, before taxes	1,721	8,497	1,721	8,497
Net OTTI charge recognized in earnings	(988)	(1,140)	(988)	(1,140)
Loan fee income	483	513	850	930
Banking services fee income	431	421	913	867
Net gain on sale of loans	18	-	23	-
Net gain from sale of securities	23	23	23	23
Net gain (loss) from fair value adjustments	(31)	703	(134)	3,052
Federal Home Loan Bank of New York stock dividends	453	610	1,064	956
Bank owned life insurance	693	604	1,338	1,203
Other income	636	627	1,206	1,150
Total non-interest income	1,718	2,361	4,295	7,041

Non-interest expense
Salaries and employee benefits	8,576	7,396	17,372	14,867
Occupancy and equipment	1,716	1,624	3,465	3,398
Professional services	1,760	1,547	3,524	3,202
FDIC deposit insurance	1,249	3,220	2,523	4,197
Data processing	1,090	1,083	2,168	2,172
Depreciation and amortization	723	682	1,402	1,304
Other operating expenses	2,496	2,170	5,092	4,574
Total non-interest expense	17,610	17,722	35,546	33,714

Income before income taxes	12,548	8,560	25,694	18,804

Provision for income taxes
Federal	3,751	1,203	7,700	4,298
State and local	1,124	2,195	2,336	3,035
Total taxes	4,875	3,398	10,036	7,333

Net income	$7,673	$5,162	$15,658	$11,471

Preferred dividends and amortization of issuance costs	$-	$952	$-	$1,903
Net income available to common shareholders	$7,673	$4,210	$15,658	$9,568

Basic earnings per common share	$0.25	$0.20	$0.52	$0.46
Diluted earnings per common share	$0.25	$0.20	$0.52	$0.46
Dividends per common share	$0.13	$0.13	$0.26	$0.26

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Flushing Financial Corporation
July 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Share Data)
(Unaudited)

	At or for the three months				At or for the six months
	ended June 30,				ended June 30,
	2010		2009		2010		2009
Per Share Data
Basic earnings per common share	$0.25		$0.20		$0.52		$0.46
Diluted earnings per common share	$0.25		$0.20		$0.52		$0.46
Average number of shares outstanding for:
Basic earnings per common share computation	30,304,924		20,718,175		30,352,252		20,654,351
Diluted earnings per common share computation	30,341,430		20,718,375		30,399,080		20,657,511
Book value per common share (1)	$12.15		$11.10		$12.15		$11.10
Tangible book value per common share(2)	$11.62		$10.33		$11.62		$10.33

Average Balances
Total loans, net	$3,241,098		$3,051,743		$3,223,322		$3,019,033
Total interest-earning assets	3,977,738		3,881,724		3,964,984		3,859,630
Total assets	4,192,334		4,062,815		4,181,655		4,042,492
Total due to depositors	2,782,504		2,544,960		2,723,139		2,538,563
Total interest-bearing liabilities	3,708,757		3,654,800		3,703,173		3,641,800
Stockholders' equity	369,309		309,739		365,923		304,670
Common stockholders' equity	369,309		239,739		365,923		234,670

Performance Ratios (3)
Return on average assets	0.73%		0.51%		0.75%		0.57%
Return on average equity	8.31		6.67		8.56		7.53
Yield on average interest-earning assets	5.73		6.00		5.79		5.98
Cost of average interest-bearing liabilities	2.53		3.20		2.58		3.32
Interest rate spread during period	3.20		2.80		3.21		2.66
Net interest margin	3.36		2.98		3.38		2.85
Non-interest expense to average assets	1.68		1.74		1.70		1.67
Efficiency ratio (4)	48.30		55.83		49.04		56.07
Average interest-earning assets to average interest-bearing liabilities	1.07	X	1.06	X	1.07	X	1.06	X

(1)  Calculated by dividing common stockholders’ equity of $379.6 million and $242.0 million at June 30, 2010 and 2009, respectively, by 31,237,662 and 21,796,604 shares outstanding at June 30, 2010 and 2009, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of any preferred shares outstanding.

(2)   Calculated by dividing tangible common stockholders’ equity of $363.0 million and $225.2 million at June 30, 2010 and 2009, respectively, by 31,237,662 and 21,796,604 shares outstanding at June 30, 2010 and 2009, respectively. Tangible common stockholders’ equity is total stockholders’ equity less the liquidation preference value of any preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).

(3) Ratios for the three and six months ended June 30, 2010 and 2009 are presented on an annualized basis.

(4)    Calculated by dividing non-interest expense (excluding REO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

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Flushing Financial Corporation
July 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the six months ended June 30, 2010	At or for the year ended December 31, 2009

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	9.00%	8.84%
Leverage and core capital (minimum requirement = 3%)	9.00	8.84
Total risk-based capital (minimum requirement = 8%)	13.83	13.49

Capital ratios:
Average equity to average assets	8.75%	8.06%
Equity to total assets	8.93	8.69
Tangible common equity to tangible assets	8.57	8.32

Asset quality:
Non-accrual loans	$106,850	$80,117
Non-performing loans	111,344	85,866
Non-performing assets	119,076	93,262
Net charge-offs	4,414	10,204

Asset quality ratios:
Non-performing loans to gross loans	3.40%	2.68%
Non-performing assets to total assets	2.80	2.25
Allowance for loan losses to gross loans	0.79	0.63
Allowance for loan losses to non-performing assets	21.76	21.79
Allowance for loan losses to non-performing loans	23.27	23.67

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Flushing Financial Corporation
July 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended June 30,
	2010				2009
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,958,536	$45,068	6.09%		$2,838,451	$45,911	6.47%
Other loans, net (1)	282,562	3,925	5.56		213,292	2,940	5.51
Total loans, net	3,241,098	48,993	6.05		3,051,743	48,851	6.40
Mortgage-backed securities	637,754	7,362	4.62		734,149	8,671	4.72
Other securities	69,469	575	3.31		61,493	667	4.34
Total securities	707,223	7,937	4.49		795,642	9,338	4.69
Interest-earning deposits and federal funds sold	29,417	9	0.12		34,339	14	0.16
Total interest-earning assets	3,977,738	56,939	5.73		3,881,724	58,203	6.00
Other assets	214,596				181,091
Total assets	$4,192,334				$4,062,815

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$418,151	870	0.83		$416,584	1,432	1.37
NOW accounts	626,745	1,881	1.20		371,975	1,430	1.54
Money market accounts	401,991	983	0.98		313,366	1,275	1.63
Certificate of deposit accounts	1,335,617	10,061	3.01		1,443,035	12,776	3.54
Total due to depositors	2,782,504	13,795	1.98		2,544,960	16,913	2.66
Mortgagors' escrow accounts	46,070	14	0.12		40,739	16	0.16
Total deposits	2,828,574	13,809	1.95		2,585,699	16,929	2.62
Borrowed funds	880,183	9,690	4.40		1,069,101	12,353	4.62
Total interest-bearing liabilities	3,708,757	23,499	2.53		3,654,800	29,282	3.20
Non interest-bearing deposits	86,596				71,434
Other liabilities	27,672				26,842
Total liabilities	3,823,025				3,753,076
Equity	369,309				309,739
Total liabilities and equity	$4,192,334				$4,062,815

Net interest income / net interest rate spread		$33,440	3.20%			$28,921	2.80%

Net interest-earning assets / net interest margin	$268,981		3.36%		$226,924		2.98%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.06	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.2 million for each of the three-month periods ended June 30, 2010 and 2009.

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Flushing Financial Corporation
July 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the six months ended June 30,
	2010				2009
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,951,091	$91,175	6.18%		$2,820,113	$90,779	6.44%
Other loans, net (1)	272,231	7,502	5.51		198,920	5,448	5.48
Total loans, net	3,223,322	98,677	6.12		3,019,033	96,227	6.37
Mortgage-backed securities	645,349	14,950	4.63		718,831	17,584	4.89
Other securities	64,719	1,098	3.39		67,363	1,503	4.46
Total securities	710,068	16,048	4.52		786,194	19,087	4.86
Interest-earning deposits and federal funds sold	31,594	22	0.14		54,403	57	0.21
Total interest-earning assets	3,964,984	114,747	5.79		3,859,630	115,371	5.98
Other assets	216,671				182,862
Total assets	$4,181,655				$4,042,492

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$420,569	1,790	0.85		$404,855	3,010	1.49
NOW accounts	599,637	3,685	1.23		344,030	2,937	1.71
Money market accounts	403,002	1,958	0.97		310,055	2,799	1.81
Certificate of deposit accounts	1,299,931	19,865	3.06		1,479,623	26,976	3.65
Total due to depositors	2,723,139	27,298	2.00		2,538,563	35,722	2.81
Mortgagors' escrow accounts	40,673	28	0.14		37,263	34	0.18
Total deposits	2,763,812	27,326	1.98		2,575,826	35,756	2.78
Borrowed funds	939,361	20,476	4.36		1,065,974	24,638	4.62
Total interest-bearing liabilities	3,703,173	47,802	2.58		3,641,800	60,394	3.32
Non interest-bearing deposits	85,407				69,259
Other liabilities	27,152				26,763
Total liabilities	3,815,732				3,737,822
Equity	365,923				304,670
Total liabilities and equity	$4,181,655				$4,042,492

Net interest income / net interest rate spread		$66,945	3.21%			$54,977	2.66%

Net interest-earning assets / net interest margin	$261,811		3.38%		$217,830		2.85%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.06	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.6 million and $0.5 million for the six-month periods ended June 30, 2010 and 2009, respectively.

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